Exhibit 5.1

November 15, 2024

Traws Pharma, Inc.
12 Penns Trail
Newtown, PA 18940

Re:	Traws Pharma, Inc., Registration Statement on Form S-8

Traws Pharma, Inc. 2021 Incentive Compensation Plan, as Amended and Restated,
Trawsfynydd Therapeutics, Inc. 2021 Stock Plan and

Traws Pharma, Inc. Inducement Restricted Stock Equity Awards

Ladies and Gentlemen:

We have acted as counsel to Traws Pharma, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) an additional 300,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “2021 Plan Shares”) issuable in connection with the Traws Pharma, Inc. 2021 Incentive Compensation Plan, as Amended and Restated (the “2021 Plan”), (ii) 18,160 shares of Common Stock (“Trawsfynydd Plan Shares”) issuable in connection with the Trawsfynydd Therapeutics, Inc. 2021 Stock Plan (“Trawsfynydd Plan”) and (iii) 21,200 shares of Common Stock (the “Inducement Grant Shares” and together with the 2021 Plan Shares and the Trawsfynydd Plan Shares, the “Shares”) which may be issued pursuant to restricted stock unit equity awards, which were granted by the Company to certain employees as a material inducement to their acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (collectively, the “Inducement Grants”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Tenth Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, the Amended and Restated By-laws of the Company, as amended through the date hereof, the 2021 Plan, the Trawsfynydd Plan, the Inducement Grants and such other documents, records and other instruments as we have deemed appropriate for the purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the 2021 Plan, the Trawsfynydd Plan and the Inducement Grants, will be validly issued, fully paid and non-assessable.

Morgan, Lewis & Bockius llp

2222 Market Street
Philadelphia, PA 19103-3007	+1.215.963.5000
United States	+1.215.963.5001

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP